CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FOURTH QUARTER 2019 RESULTS

Norton, Massachusetts, March 4, 2020. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.4 million and an operating profit of $369 thousand for the quarter ended December 28, 2019. This compares with revenues of $6.1 million and an operating profit of $209 thousand for the quarter ended December 29, 2018.

For the twelve months ending December 28, 2019, revenues were $21.5 million with an operating loss of $597 thousand. For the twelve months ending December 29, 2018 revenues were $21.6 million with an operating loss of $901 thousand.

Grant Bennett, President and CEO, said: “Revenues in the fourth quarter were down compared to the same period a year ago, but up significantly compared to the third quarter of 2019.  In our third quarter 2019 press release we commented we had entered into new contracts with materially higher prices and increased volumes with our three largest customers.  We also commented on our strategic objective to increase margins through changes in product mix.  We see the initial results of these actions in our Q4 operating profit.   Improved pricing and increased volumes from these contracts are phased in over time so we expect to see additional benefits from these contracts in the current and upcoming quarters.  These developments suggest continued strong performance throughout 2020.

The value that AlSiC brings varies by application.  In some applications the value is very, very significant, in other cases it is incremental or AlSiC may bring no additional value compared to conventional solutions.  In adjusting our product mix we are focusing on those applications where AlSiC brings the greatest value, and taking action to capture that value through appropriate pricing.

Demand from our largest current customers is increasing, but sustained growth requires generating new customers and new products.  We are pleased that the actions we have taken in the last two years, and continue to take, to strengthen our sales and marketing efforts in the US aerospace and defense electronics industries are resulting in, and will continue to result in, new design wins, new bookings, new customers, and new products in our two main product families, AlSiC components and hermetic packages.

Regarding the Coronavirus, to date it has not affected our supply chain, or reduced demand from our customers.  However, our probing of our customers and our customers’ customers indicate the Coronavirus has the potential to impact customer demand in the future depending on the extent and duration of the epidemic.  Internally we are following CDC guidance regarding travel restrictions and other actions to protect employees.

The Company will be hosting its fourth quarter conference call with investors at 4:30pm on Wednesday, March 4. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 7577896

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2019 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	Quarter Ended		Year Ended
	Dec. 28, 2019	Dec. 29, 2018	Dec. 28, 2019	Dec. 29, 2018

Total Revenues	5,444,800	6,080,731	21,468,414	21,580,904
Cost of Sales	4,461,907	4,880,953	18,928,173	18,668,052

Gross Margin	982,893	1,199,778	2,540,241	2,912,852
Operating Expenses	614,262	991,174	3,137,440	3,813,415

Operating Income (loss)	368,631	208,604	(597,199)	(900,563)
Other income, net	(11,791)	(9,317)	(35,547)	(20,985)

Income (loss) before taxes	356,840	199,287	(632,746)	(921,548)
Income tax provision	(5,456)	(3,059,419)	(5,456)	(2,784,419)

Net income (loss)	351,384	(2,860,132)	(638,202)	(3,705,967)

Net income (loss) per common share - diluted	13,209,522	13,205,936	13,207,097	13,205,936
Wtd. Avg. basic common shares outstanding - diluted	0.03	(0.22)	(0.05)	(0.28)

CPS Technologies Corporation
Balance Sheet (Unaudited)
	Dec. 28, 2019	Dec. 29, 2018
Assets
Current Assets
Cash and Cash Equivalents	133,965	628,804
Accounts Receivable Trade, net	4,086,945	3,053,091
Inventories, net	3,099,824	3,192,933
Prepaid Expenses	147,786	156,338
Total Current Assets	7,468,520	7,031,166

Property and Equipment, net	1,236,878	1,273,186
Right of Use Lease Asset	171,000	—
Deferred Taxes	147,873	186,747

Total Assets	9,024,271	8,491,099

Liabilities and Equity
Current Liabilities
Borrowings - Line of Credit	1,249,588	—
Accounts Payable	1,436,417	1,680,263
Accrued Expenses	815,166	975,315
Deferred Revenue	21,110	—
Current Portion Lease Liability	148,000	—
Total Current Liabilities	3,670,281	2,655,578

Long Term Lease Liability	23,000	—
Total Liabilities	3,693,281	2,655,578

Stockholder’s Equity	5,365,990	5,835,521

Total Liabilities and Stockholder’s Equity	9,024,271	8,491,099